Exhibit 99.1

Release:   April 28, 2026

CPKC increases dividend by 17.5 percent

Calgary – The Board of Directors of Canadian Pacific Kansas City Limited (TSX: CP) (NYSE: CP) (CPKC) today declared a quarterly dividend of $0.268 per share on the outstanding Common Shares, an increase of 17.5 percent to the previous dividend of $0.228 per share.

“We are pleased to announce an increase to our dividend as part of our ongoing commitment to returning cash to our shareholders,” said Keith Creel, CPKC President and Chief Executive Officer. “In the three years since our historic combination, CPKC has successfully demonstrated the power of our unique network, the resiliency of our operating model, and our dedication to creating value for our shareholders.”

The dividend is payable on July 27, 2026, to holders of record at the close of business on June 26, 2026, and is an “eligible” dividend for purposes of the Income Tax Act (Canada) and any similar provincial/territorial legislation.

About CPKC

With its global headquarters in Calgary, Alta., Canada, CPKC is the first and only single-line transnational railway linking Canada, the United States and México, with unrivaled access to major ports from Vancouver to Atlantic Canada to the Gulf Coast to Lázaro Cárdenas, México. Stretching approximately 20,000 route miles and employing approximately 20,000 railroaders, CPKC provides North American customers unparalleled rail service and network reach to key markets across the continent. CPKC is growing with its customers, offering a suite of freight transportation services, logistics solutions and supply chain expertise. Visit cpkcr.com to learn more about the rail advantages of CPKC. CP-IR

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